                                                                   EXHIBIT 23.04

                              CONSENT OF KPMG LLP

The Board of Directors and Stockholders
Macromedia, Inc. and Subsidiaries

We consent to the incorporation herein by reference of our report dated April 24, 2000, relating to the consolidated balance sheets of Macromedia, Inc. and subsidiaries as of March 31, 2000 and 1999, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended March 31, 2000, and the related financial statement schedule which report is incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus.

/s/ KPMG

Mountain View, CA
February 1, 2001